Exhibit 10.2

Stock REDEMPTION Agreement

(Trojan Investments LLC)

(Series A Fixed Rate Cumulative Preferred Stock)

This Stock Redemption Agreement (this “Agreement”), dated as of July 13, 2020, is entered into between Trojan Investments LLC, a California limited liability company (“Seller”), and FAT Brands Inc., a Delaware corporation (the “Company”) (each, a “Party” and, collectively, the “Parties”).

Recitals

WHEREAS, the Company has authorized the issuance of up to 100,000 shares of Series A Fixed Rate Cumulative Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) pursuant to a Certificate of Designation of Rights and Preferences of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on or about June 8, 2018 (the “Certificate of Designation”);

WHEREAS, Seller owns an aggregate of 80,000 shares of Series A Preferred Stock (the “Redeemed Shares”) of the Company; and

WHEREAS, Seller wishes to sell to the Company, and the Company wishes to purchase and redeem from Seller, all of the Redeemed Shares, as more fully described and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, in consideration for the Purchase Price (as defined herein), at each Closing (as defined herein) Seller shall sell, transfer, and deliver to the Company, and the Company shall redeem and purchase from Seller, all of Seller’s right, title, and interest in and to the Redeemed Shares to be purchased at such Closing, including the right to receive any accumulated accrued and unpaid dividends on such Redeemed Shares for any Dividend Period (as defined in the Certificate of Designation) ending or prior to the date of redemption (the “Redemption”), free and clear of any pledge, lien, charge, security interest, mortgage, claim, or other encumbrance (each, an “Encumbrance”).

Section 1.02 Purchase Price; Allocation. The purchase price for the Redeemed Shares shall be $100.00 per share, plus any accumulated accrued and unpaid dividends on such Redeemed Shares for any Dividend Period (as defined in the Certificate of Designation) ending or prior to the date of redemption (the “Purchase Price”). The payment delivered to Seller at each Closing shall be allocated first to accumulated accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the applicable Closing Date, and thereafter to the Redeemed Shares. The Company shall pay the Purchase Price to Seller at each Closing in cash, by wire transfer of immediately available funds to such bank account as shall be specified in writing by Seller.

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Section 1.03 Certificate of Designation. Seller shall not make a new election to redeem any of the Redeemed Shares pursuant to the redemption provisions of the Certificate of Designation, and hereby withdraws any such election or notice thereof heretofore delivered to the Company. Seller hereby waives the provisions in Section 3(d) and Section 3(e) of the Certificate of Designation that restrict or prevent the Company from declaring, paying, setting apart for payment, redeeming, purchasing or otherwise acquiring for any consideration any Parity Shares or Junior Shares (as each term is defined in the Certificate of Designation).

Section 1.04 Withholding Taxes. The Company shall be entitled to deduct and withhold from the Purchase Price all taxes that The Company is required to deduct and withhold from such payment under applicable tax laws. Any amount so deducted and withheld shall be paid over to the appropriate governmental body and shall be treated as delivered to Seller hereunder.

ARTICLE II
CLOSING

Section 2.01 Closings. The closings of the Redemption contemplated by this Agreement (each, a “Closing”) shall take place in tranches based on the following schedule:

a)	20% of the gross proceeds of the Company’s pending offering of Series B Cumulative Preferred Stock up to a maximum of $2,000,000, to be paid at the initial closing of such offering;
b)	an additional $2,000,000 no later than December 31, 2020;
c)	an additional $2,000,000 no later than June 30, 2021; and
d)	the balance of the Purchase Price by no later than December 31, 2021;

(each, a “Closing Date”); provided, that the Company may at its option accelerate the timing of any Closing to an earlier date upon notice to Seller. Each Closing shall take place at the offices of the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Los Angeles CA 90067, or remotely by the exchange of documents and signatures (or their electronic counterparts). In the event that the Company fails to deliver the consideration payable for any tranche of Redeemed Shares on or prior to the applicable Closing Date, default interest shall begin to accrue on such unpaid amount until it is fully paid at the rate of five percent (5.0%) per annum.

Section 2.02 Closing Deliverables.

(a) Seller’s Deliveries. At each Closing, Seller shall deliver to the Company for cancelation such share certificate(s) representing the number of Redeemed Shares to be purchased at the Closing duly endorsed to the Company for transfer and, if requested by the Company, Seller shall duly execute and deliver an assignment separate from certificate for the Redeemed Shares and shall execute and deliver any additional documents or assignments necessary to effectuate the transfer and conveyance of such Redeemed Shares. The Company will promptly deliver to the Seller a new share certificate for the balance of any certificate delivered by Seller that is not being cancelled.

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(b) Company’s Deliveries. At each Closing, The Company shall deliver and pay to Seller the Purchase Price for the Redeemed Shares to be purchased at such Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Company that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of its the state of formation. Seller has full limited liability company power and authority to enter into this Agreement and the documents to be delivered by Seller hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered by Seller hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement and the documents to be delivered by Seller hereunder have been duly executed and delivered by Seller and (assuming due authorization, execution, and delivery by the Company of this Agreement) constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.02 No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered by Seller hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Seller; or (c) conflict with or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract, oral or written, or other instrument to which Seller is a party or otherwise bound. No consent, approval, waiver, or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

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Section 3.03 Legal Proceedings. Seller is not a party to any claim, action, suit, proceeding, or governmental investigation (“Action”) and, to Seller’s knowledge, there is no threatened Action (a) relating to or affecting the Redeemed Shares or in which a charging order against the Redeemed Shares has been sought or awarded; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 3.04 Ownership of Redeemed Shares.

(a) Seller has good and valid title to all of the Redeemed Shares, free and clear of all Encumbrances.

(b) There are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting, transfer, or assignment of any of the Redeemed Shares.

Section 3.05 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of the Company; Enforceability. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. The Company has full corporate power and authority to enter into this Agreement and the documents to be delivered by the Company hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by the Company of this Agreement and the documents to be delivered by the Company hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and the documents to be delivered by the Company hereunder have been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by Seller of this Agreement) constitute legal, valid, and binding obligations of the Company, enforceable against it in accordance with their terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the Certificate of Incorporation, Bylaws or other organizational documents of the Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to the Company; or (c) conflict with or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract, oral or written, or other instrument to which the Company is a party or otherwise bound. No consent, approval, waiver, or authorization is required to be obtained by the Company from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.

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Section 4.03 Legal Proceedings. There is no Action pending or, to the Company’s knowledge, threatened against or by the Company or any of its affiliates that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE V
MUTUAL RELEASES

Section 5.01 Release by Seller. The Company’s obligation to pay the Purchase Price for Redeemed Shares shall be satisfied and discharged with respect to each tranche of Redeemed Shares that is acquired and paid for as provided in Article II. In addition, upon the payment in full of the aggregate Purchase Price to be paid to Seller hereunder, Seller, on behalf of itself and each of its members, managers, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (collectively, the “Seller Releasing Parties”), shall absolutely, unconditionally, and irrevocably release and discharge the Company, and each of its officers, agents, employees, stockholders and representatives, and any of its or their successors, assigns, and affiliates (collectively, the “Company Released Parties”) from any and all claims, counterclaims, actions, causes of action, suits, defenses, debts, obligations, promises, expenses, liabilities, setoffs, accounts, covenants, contracts, agreements, costs, judgments, and demands whatsoever, whether at law, in equity, contract, tort, or otherwise (whether fixed or contingent, known or unknown, liquidated or unliquidated) (each, a “Claim”), which any of the Seller Releasing Parties now has, or may hereafter have, against any of the Company Released Parties, arising out of or relating to events, actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to Closing. Each of the Seller Releasing Parties shall refrain from, directly or directly, asserting any Claim or demand or commencing, instituting, or causing to be commenced, any Action of any kind against any Company Released Party based upon any matter released pursuant to this Section 5.01.

Section 5.02 Release by the Company. Upon the payment in full of the aggregate Purchase Price to be paid to Seller hereunder, the Company, on behalf of itself and each of its officers, agents, employees, stockholders and representatives, and any of its or their successors, assigns, and affiliates, in each case, other than any Seller Released Party (as defined herein) (collectively, the “Company Releasing Parties”), shall absolutely, unconditionally, and irrevocably releases and discharges Seller, and each of its members, managers, officers, agents, employees, and representatives, and any of its or their successors, assigns, and affiliates (collectively, the “Seller Released Parties”) from any and all Claims which any of the Company Releasing Parties now has, or may hereafter have, against any of the Seller Released Parties, arising out of or relating to events, actions, omissions, facts, or circumstances occurring, arising, or existing at or prior to Closing. Each of the Company Releasing Parties shall refrain from, directly or directly, asserting any Claim or demand or commencing, instituting, or causing to be commenced, any Action of any kind against any Seller Released Party based upon any matter released pursuant to this Section 5.02.

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Section 5.03 General. In entering into the release of claims provided under this Article V, each of Seller and the Company hereby acknowledge and agree, on behalf of itself and each of the Seller Releasing Parties and Company Releasing Party, respectively, that Claims or facts in addition to or different from what each of them may now know, believe, or suspect to exist might hereafter be discovered; nevertheless, it is such Party’s intention, by entering into this Agreement to, upon the payment in full of the aggregate Purchase Price to Seller, fully, finally, and forever release, discharge, and settle all of the Claims described in this Article V, notwithstanding the existence or possible future discovery of any such additional or different Claim or fact, and the existence or possible future discovery of any such additional or different Claim or fact will in no manner affect this Agreement or the release set forth herein. In addition, each Party certifies that it has read the provisions of California Civil Code Section 1542 and has consulted its own legal counsel regarding that section. Each Party waives any and all rights under California Civil Code Section 1542, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

ARTICLE VI
Miscellaneous

Section 6.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 6.02 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.03 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, those in documents to be delivered hereunder, and/or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 6.04 Further Assurances. Following each Closing, each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.07 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

Section 6.08 Governing Law. All matters arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 6.09 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of California in each case located in the city of Los Angeles, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 6.10 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers or representatives, thereunto duly authorized.

FAT Brands, Inc.

By:	/s/ Andrew Wiederhorn
Name:	Andrew Wiederhorn
Title:	Chief Executive Officer

Trojan Investments, LLC

By:	/s/ Kenneth J. Anderson
Name:	Kenneth J. Anderson
Title:

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